UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Exchange Act of 1934 (Amendment No.            )

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RED HAT, INC.

(Name of Registrant as Specified In Its Charter)

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On June 23, 2016, Red Hat, Inc. sent the following email to all employees, including members of its talent acquisition and new hire orientation teams:

From: DeLisa Alexander

Send Date: Thursday, June 23, 2016

Subject: Employee Stock Purchase Plan Proposal

Hello Red Hatters,

Included in our proxy statement filed earlier today with the SEC is a proposal to our shareholders to consider approval of an Employee Stock Purchase Plan (ESPP). If you don’t know, an ESPP is a benefit offered by some U.S. companies that typically allows participating employees to purchase the company’s stock at a discount through payroll deductions.

More information about Red Hat’s ESPP proposal can be found in the proxy statement filed today and available on our Investor Relations page: https://investors.redhat.com/financial-information/sec-filings.

Under SEC rules, we may be required to file with the SEC information we provide to our employees that is not already included in our proxy statement. Therefore, further communications (including responses to questions you may have) will be limited and will only refer you back to the information included in our proxy statement.

We expect to be able to provide more information in late August and appreciate your patience until that point.

Best regards,

DeLisa Alexander

EVP & Chief People Officer

Red Hat, Inc.